Streamedia Communications
39 Broadway, Suite 2704
NY, NY 10006


Re:      OFFER OF EMPLOYMENT
         Chief Executive Officer

Dear James Rupp:

It is our pleasure to extend an offer of full-time employment as Chief Executive Officer of Streamedia Communications Inc. ("Streamedia"). In this capacity you will report to Streamedia's Board of Directors. You will be stationed, and split working hours as appropriate, between our New Jersey and New York City corporate offices. Your start date as an employee will be September 19, 1998, and your appointment as Chief Executive Officer will effective on September 19, 1998.

A.       Compensation

In consideration of your providing your best managerial, accounting and financial efforts, Streamedia will provide you:

1. A biweekly baseline salary (based upon 26 pay periods per year) of $4000.00. Payroll will be distributed bi-weekly in the week following the end of the pay period.
2. Provisions for daycare expenses of $150.00 per week, to commence no later than 30 days following the completion of Streamedia's first round of financing, and to be paid in a manner to be mutually determined no later than 30 days following the completion of the first round of financing. Retroactive reimbursements will, upon approval, be authorized.
3. Company health, life, dental, holiday, vacation and other benefits and benefit options on the same terms provided to all employees.
4. Option to participate in the 401K plan, executive option plans, and other employee benefit plans in accordance with the terms and conditions of those plans.
5. Streamedia Communications, Inc. incentive common stock options in accordance with Streamedia's incentive stock option plan, pursuant to its expected implementation during the 1Q of FY99, and an additional quantity of incentive common stock options upon completion and implementation of all administration and operational issues set forth hereunder (those which are detailed in Section B-1), valued at the market value of Streamedia's common stock on the date of the grant. The precise terms of the Streamedia incentive stock option plans will be set by an Executive Compensation Committee authorized by the Streamedia Board of Directors for such purpose. . In no case shall the aggregate value of the initial grant of incentive stock options on the date of the grant represent less than $100,000.00 worth of Streamedia stock priced at market value on the date of the grant.
6. Participation in an executive-level goals and objectives bonus program following your first year of employment. The exact circumstances if this bonus program will be mutually determined during the first fiscal quarter of 1999.
7. An allowance for personal financial planning and accounting to be mutually determined within 60 days following the completion of the initial round of corporate financing. Retroactive reimbursements will, upon approval, be authorized.
8. A non-accountable expense allotment of $250.00 per month.



B.    Duties and Responsibilities


You will have full responsibility for:

1.        Implementing policies established by the Board of Directors.
2.        General supervision of day-to-day corporate affairs.
3. Overall direction, coordination, and evaluation of all company units. Responsibilities include interviewing, hiring, and training employees; planning, assigning, and directing work; appraising performance; rewarding and disciplining employees; addressing complaints and resolving problems; determination of employees' salaries within salary guidelines approved by the board; for organizational structures; staffing within approved budgets; approving expense reports.
4. Supervising the preparation of all Streamedia budgets, submission of these budgets to the board of directors for approval, and to monitor expenditures against the budget. You will direct the development of and approve standards and procedures. You will be responsible for development of Streamedia personnel policies and obtaining approvals from the board of directors. You will provide the Board of Directors, when requested, with monthly status reports.
5. Represent Streamedia in negotiations with representatives of government, business, and other organizations; holds press conferences, deliver speeches, and appear before industry or legislative bodies to present Streamedia's products, technologies, and viewpoints and encourage the acceptance of same; interact with members of the investment community.
6. Performing such other work as Streamedia's Board of Directors shall direct.

B-1 Following are several specific projects which have been identified as requiring somewhat immediate attention. It may be practical to begin some of these projects prior to commencement of your formal role of Chief Executive Officer. Beginning these important projects during your initial stages of employment may be helpful not only to get these projects underway promptly, but to gain a familiarity with the processes and procedures which are currently in place, and to serve as a efficient vehicle for their evaluation.

1. The launch of BusinessBroadcast.com, and its subsequent development as a revenue producing facet of Streamedia.
2. Coordination of all aspects of corporate formation to facilitate an expected initial public offering, targeted to occur during 2Q FY99.
3. Establishment of Broadcast Facilities and Operating Offices in New York City.
4. Hiring experienced administrative,  web development, and marketing personnel.
5. Develop detailed intermediate and long term business plans.





C.       AUTHORITY

The Chief Executive Officer shall have authority to:

1. Hire and fire corporate administrative, collections, marketing, development, technical, editorial, and financial personnel within budgeted levels and in compliance with corporate human resources policies.
2. Review and provide recommendations for operating budget for all Streamedia operations. 3. Establish prices and review contracts for all branch services, both those performed in-house and those subcontracted.
4. To sign contracts with clients for services to be performed by the operations and with vendors for products or services to the utilized by the company or to otherwise commit company resources up to levels specified by company policy.
5. To sign off on all financial data required to be reported to regulatory agencies and client organization requiring authorization of the company's President and/or Chief Executive Officer.



D.       EXPENSES

Your expenses associated with business travel, entertainment and other proper business purposes will be reimbursed in accordance with company expense reimbursement procedures and policies. A cellular, digital, or other such phone service shall be provided for your exclusive corporate use.

E.       EXEMPT POSITION

Streamedia's regular office hours are 8:00 a.m. to 5:00 p.m. Monday through Friday. . You will be able to participate in a flextime program to meet the demands of your position. As a salaried administrative, executive and professional position, Streamedia considers this position a high-level executive exempt position, and you are not authorized to work overtime hours and you will not be entitled to overtime pay. If you have questions concerning this or any other term of this offer, we urge you to contact an attorney and to immediately notify Streamedia so that appropriate adjustments can be made.


F.       NON DISCLOSURE/NON SOLICITATION

While you are employed by Streamedia or its  affiliates  and for a period of one
(1) year after your employment ends for any reason, you agree not to use for your personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of, any person, firm, association or company other than Streamedia or its affiliates, any information regarding the business methods, business policies, procedures, techniques, research or development projects or





results,  trade  secrets,   customers  or  clients  or  any  other  confidential
information relating to or dealing with the business operations of Streamedia made known to you or learned or acquired by you while employed by Streamedia.


You further agree that, while you are employed by Streamedia and for a period of one (1) year after your employment ends for any reason: (1) you will neither hire nor directly induce or attempt to influence any employee of Streamedia or its affiliates to terminate such employment; and (2) within any geographical area in which you have actively and substantially provided services for Streamedia, you will not, directly or indirectly on behalf of yourself or any third party, make any sales contact with, or solicit or accept business from any customers of Streamedia or its affiliates who were customers of Streamedia or its affiliates during the term of your employment, provided however, that this restriction shall apply only to products or services which are competitive with those of Streamedia of its affiliates.




G.        TERM OF EMPLOYMENT

Following the first 90 days after the start of this agreement, this agreement is cancelable by you following a 30-day written notice. Following the first 90 days after the start of this agreement, this agreement is only cancelable by Streamedia for due cause. Due cause shall consist of a failure to carry out Board or Supervisor directives, or fiscal misfeasance.

We look forward to your joining us here at Streamedia and the contributions you will make. We expect this to be a mutually rewarding relationship. If this offer is acceptable, please sign and return the original to me.


Sincerely,

Streamedia Communications, Inc.                      ACCEPTED BY:




 ___________________________
                                            Date                       Date
Chairman